Established Banker, William J. Callaghan, Joins Virginia Commonwealth Bank

RICHMOND, Va., March 2, 2018 /PRNewswire/ -- Randal R. Greene, President and Chief Executive Officer of Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, announces that William "Bill" Callaghan, a 38-year banking veteran, has joined Virginia Commonwealth Bank as Executive Vice President, Chief Administrative Officer. In this position, Callaghan will report to Mr. Greene, the CEO, and will be one of our executives who oversees day-to-day administrative operations of our Bank, which will include deposits, loans, mortgages, wealth management, human resources and compliance.

Callaghan has over 35 years of progressive management experience within the financial services industry. He has been responsible for managing and overseeing 15+ core system conversions successfully. Callaghan most recently served as Senior Vice President, Chief Information Officer of Xenith Bank in Richmond. He was one of the original members of their Executive Team to assist in the start-up of the bank. One of his initial tasks was to build the Technology and Operations platform. Callaghan built the infrastructure to be scalable and flexible to support a fast growing multi-billion-dollar financial institution without compromising on efficiency, productivity or security.

"Bill is an exceptional executive who brings extensive strategic and operational leadership experience to our Bank," says Randal R. Greene, Virginia Commonwealth Bank's Chief Executive Officer. "Bill has a successful track record with core conversions and with strategic and tactical leadership in executing and managing major corporate initiatives, while ensuring effective compliance management."

"I am honored to assume this role with Virginia Commonwealth Bank. I have always enjoyed being part of a community bank I look forward to partnering with the Bank's senior leadership to ensure that our strategy, products, and operations are aligned with our customers' changing needs," says Callaghan.

Greene also stated, "Through Bill's previous experience, it is apparent that he has demonstrated outstanding commitment to clients, staff members and executive team members and has worked diligently to ensure that an exemplary service record and corporate culture was maintained. We are excited to welcome Bill to our senior leadership team."

About Bay Banks of Virginia

Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group. Founded in the 1930's, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With eighteen banking offices located throughout the Richmond market area, the Northern Neck region, Tri-Cities area of Petersburg, Hopewell and Colonial Heights, Middlesex County and Suffolk - the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or inquiries@baybanks.com.